                                                                    Exhibit 3(2)

                  [GRAPHIC]
                    GENERAL INSTRUMENT-Registered Trademark-


                  [GRAPHIC]
                           DYNAMIC DIGITAL DEPTH INC.



                             C 0 N F I D E N T I A L





                              DEVELOPMENT AGREEMENT


                                 BY AND BETWEEN


                    DYNAMIC DIGITAL DEPTH RESEARCH PTY. LTD.
                                (ACN 060 154 912)


                                       AND


                         GENERAL INSTRUMENT CORPORATION


                              DATED: JUNE __, 1999

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as XXXXX. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

                                TABLE OF CONTENTS

RECITALS.................................................................................................1
1.  Definitions..........................................................................................1
2.  GI Services..........................................................................................2
3.  GI's Obligations.....................................................................................2
4.  NCI's Obligations....................................................................................3
5.  Joint Obligations of the Parties.....................................................................3
6.  Payment..............................................................................................4
7.  Intellectual Property Rights.........................................................................4
8.  Representations and Warranties.......................................................................5
9.  Term and Termination.................................................................................6
10.  Rights following Termination........................................................................6
11.  Proprietary Information.............................................................................6
12.  Indemnification.....................................................................................7
         12.1  General Indemnification...................................................................8
         12.2  GI Intellectual Property Infringement Indemnity...........................................8
         12.3  NCI Intellectual Property Infringement Indemnity..........................................8
         12.4  Rights of Indemnitor......................................................................9
         12.5  Indemnification Procedures................................................................9
13.  Insurance...........................................................................................9
         13.1  Minimum Acceptable Levels of Insurance....................................................9
         13.2  Waiver of Subrogation; Evidence of Insurance.............................................10
14.  Limitation of Liability............................................................................10
15.  Dispute Resolution.................................................................................11
         15.1  Internal Review..........................................................................11
         15.2  Continuation of Obligations..............................................................11
16.  General............................................................................................11
         16.1  Notices..................................................................................11
         16.2  Relationship of the Parties..............................................................12
         16.3  Assignment...............................................................................12
         16.4  Counterparts.............................................................................13
         16.5  Headings.................................................................................13
         16.6  Compliance with Laws.....................................................................13
         16.7  Governing Law............................................................................13
         16.8  Waiver...................................................................................13
         16.9  Construction.............................................................................13
         16.10  Severability............................................................................13
         16.11  Excused Performance.....................................................................13
         16.12  Suspension of Performance...............................................................14
         16.13  Force Majeure Notification..............................................................14
         16.14  Non-Solicitation........................................................................14
         16.15  Entire Agreement........................................................................14

                              DEVELOPMENT AGREEMENT


         THIS Development Agreement ("Agreement") is made and entered into as of the _____ day of June, 1999 ("Effective Date"), by and between General Instrument Corporation, a Delaware corporation, with its principal place of business at 101 Tournament Drive, Horsham, PA 19044 ("GI"), and Dynamic Digital Depth Research Pty. Ltd. (ACN 060 154 912), a corporation organized under the laws of the Australia with its principal place of business at 8 Brodie Hall Drive, Bentley 6102, Western Australia ("DDD"). GI and DDD are hereinafter sometimes referred to individually as a "Party" and collectively as the "Parties."


                                    RECITALS

         WHEREAS, GI is a leading worldwide provider of integrated and interactive broadband access solutions, teaming with its business partners to lead the convergence of the Internet, telecommunications and video entertainment industries; and

         WHEREAS, DDD has developed patented technologies for the transmission and display of 2-D compatible 3-D images over cable, satellite and terrestrial broadcast and the Internet; and

         WHEREAS, on the terms set forth below DDD desires to procure professional services from GI to facilitate the inclusion of DDD's Products into certain of GI's Platforms; and

         WHEREAS, GI agrees to provide such professional services to DDD on the terms set forth below;

         NOW, THEREFORE, in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties intending to be legally bound, hereby agree as follows:

DEFINITIONS.

         As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "DELIVERABLES" shall mean those items to be provided by GI to DDD as identified in a SOW.

         "FIRMWARE" shall mean, but shall not be limited to, all operating systems and drivers needed or useful to operate and or develop applications for use of or to deliver digital content on the Platforms as indicated in a SOW.

         "HEAD-END" shall mean GI digital Head-end equipment associated with the operation of GI's cable plant.

          "PLATFORMS" shall mean the end to end digital system including but not limited to, both Terminals and Head-end and all documentation, enhancements, modifications, and derivative works thereto, but excluding any part of the Products and any proprietary rights relating to such part.

         "PRODUCTS" shall mean DDD's Products as set forth in Exhibit A hereto and all documentation, enhancements, modifications, and derivative works thereto.

          "SERVICES" shall mean any activities undertaken by GI and/or its approved subcontractors in support of DDD software in accordance with terms and conditions contained in the SOWs.

         "STATEMENT OF WORK" or "SOW" shall mean a mutually-agreed written statement of work (the first of which shall be attached hereto as an Exhibit) specifying the support obligations to be undertaken by GI in conjunction with the Services.

         "TERMINALS" shall mean GI commercially available digital set-top terminals.

2.       GI SERVICES.

2.1 GI shall perform certain Services in accordance with a SOW. In the event of a conflict between any term of this Agreement and any SOW, the terms of the SOW shall control.

2.2 Changes within the scope of the Services, as identified in a SOW, shall be made only in writing executed by both Parties. Notwithstanding the guaranteed nature of the payments hereunder, GI shall have no obligation to commence work, and DDD shall have no obligation to pay, for amended Services as set forth in the SOW until the fee and/or schedule impact of such changes are agreed upon by the Parties in writing.

2.3 Some of the Services performed by GI are intended to result in the creation of Deliverables, which will include the interface layer between the Products and the Platforms. The ownership of intellectual property rights in the Deliverables shall be governed by Article 7 hereof.

2.4 The SOW shall identify the Parties' respective project manager. All communications between the Parties concerning the day-to-day management of a project shall be made through the respective project managers. Each Party shall have a right to change its project manager upon a minimum of thirty (30) days' prior written notice to the other Party and subject to the other Party's approval, which approval shall not be unreasonably withheld or delayed.

2.5 DDD expressly consents to GI's use of subcontractors in connection with the performance of the Services, PROVIDED; HOWEVER, that GI shall remain responsible for the performance of all obligations performed by such subcontractors to the same extent as if such obligations were performed by GI employees. GI shall not disclose any Proprietary Information of DDD to said subcontractors unless and until such subcontractor has agreed in writing to protect the confidentiality of such Proprietary Information in accordance with
Article 11 hereof.

3. GI'S OBLIGATIONS. GI shall have the following responsibilities during the Term:

3.1 On the schedule to be established pursuant to the initial Statement of Work, GI agrees to provide DDD with equipment specified therein for use by DDD for development, testing and demonstration purposes. As set forth in the SOW, GI shall provide DDD in a timely fashion with delivery of the Platforms and the provision of Technical Services (as defined in a SOW) during the Term.

3.2 GI shall keep DDD informed as to any problems encountered with the Products and/or under any SOW and as to any resolutions arrived at for those problems, and shall communicate promptly to DDD any and all modifications, design changes or improvements of the Products suggested by any entity or person solicited by or making inquiries of GI (a "customer") or by any employee or agent of GI. GI shall also keep DDD informed as to any problems encountered with the Platform which shall interfere with the ability to deploy the Products on the Platform. GI further agrees that DDD shall have and is hereby assigned specific right, title and interest in and to any such suggested modifications, design changes or improvements of the Products, consistent with the other intellectual property rights granted hereunder.


4. DDD'S OBLIGATIONS. DDD shall have the following responsibilities during the Term:

4.1 In connection with GI's performance of the Services, DDD shall have certain additional responsibilities that will be identified in each applicable SOW.

4.2 DDD acknowledges and agrees that GI's performance of the Services may be dependent upon DDD's timely and effective satisfaction of certain obligations and timely decisions and approvals by DDD. GI shall be entitled to rely upon all such DDD decisions and approvals.

4.3 DDD shall keep GI informed as to any problems encountered with the Platforms and as to any resolutions arrived at for those problems, and shall communicate promptly to any and all modifications, design changes or improvements of the Platforms that have been made generally available by DDD. DDD shall also keep GI informed as to any problems encountered with the Products which shall interfere with the ability to deploy the Products on the Platform. DDD further agrees that GI shall have and is hereby assigned specific right, title and interest in and to any such suggested modifications, design changes or improvements of the Platforms, consistent with the other intellectual property rights granted hereunder.

5.       JOINT OBLIGATIONS OF THE PARTIES.

5.1 DDD and GI agree to meet on a quarterly basis at an executive and working level to discuss the relationship and update each Party on Product and Platform roadmaps.

5.2 Each Party acknowledges and agrees that the other Party is relying upon the information that such Party provides and each Party represents that such information is true, accurate and complete to the best of its knowledge.

6.       PAYMENT.

6.1 Upon execution of this Agreement, DDD shall provide to GI, $XXXXXX to be contributed to a fund that will be drawn against by GI as follows:

-------------------------------------- ------------------
                                       TECHNICAL
                                       SERVICES
-------------------------------------- ------------------
TERM
-------------------------------------- ------------------
-        Q1                            $XXXXXXX
-------------------------------------- ------------------
-        Q2                            $XXXXXXX
-------------------------------------- ------------------
-        Q3                            $XXXXXXX
-------------------------------------- ------------------
-        Q4                            $XXXXXXX
-------------------------------------- ------------------
TOTAL                                  $XXXXXXX
-------------------------------------- ------------------


6.2 DDD's payments to GI shall include all applicable governmental taxes, excises, duties and/or other charges (except taxes on or measured by the net income of GI or any employment, withholding or similar taxes, excises and/or other charges) that GI may be required to pay with respect to the production, sale or transportation of any Deliverables provided or any Services performed hereunder. If, during the term of a particular SOW, any such taxes, excises, duties and/or charges are imposed upon and required to be paid by GI which were not in effect as of the commencement of the Agreement, and if DDD reasonably deems such new taxes, excises, duties and/or charges to be excessive, DDD reserves the right to terminate the applicable SOW to which such taxes applied, upon thirty (30) days' prior written notice.


7.       INTELLECTUAL PROPERTY RIGHTS.

7.1 DDD and its licensors retain (i) all title and rights to the Products, all copies and derivative works thereof (by whomever produced) and all related documentation and materials including the Proprietary Information of DDD and all enhancements, modifications or improvements thereto (by whomever produced), (ii) all of their service marks, trademarks, trade names or any other designations and (iii) all copyrights, patent rights, trade secret rights and other proprietary rights in the Products.

7.2 GI and its licensors retain (i) all title and rights to the Platforms and all related documentation and materials including the Proprietary Information of GI and all enhancements, modifications or improvements thereto (by whomever produced), (ii) all of their service marks, trademarks, trade names or any other designations and (iii) all copyrights, patent rights, trade secret rights and other proprietary rights in the Platforms.

7.3 GI agrees, except as otherwise expressly and unambiguously authorized hereunder, (i) not to create or attempt to create, by reverse engineering or otherwise, the source code or internal structure of the Products or any part thereof from the object code or from the information made available to it, (ii) not to remove any product identification or notices of any proprietary or copyright restrictions from the Products or any support material, (iii) not to list or otherwise display or copy the object code of any Product, and (iv) not to copy the Products, develop any derivative works thereof or include any portion thereof in any other software program, and (v) prior to disposing of any media or apparatus, to destroy completely any Proprietary Information contained therein.

7.4 DDD agrees, except as otherwise expressly and unambiguously authorized hereunder, it will (i) not create or attempt to create, by reverse engineering or otherwise, the source code or internal structure of the Platform or any part thereof from the object code or from the information made available to it, (ii) not remove any product identification or notices of any proprietary or copyright restrictions from the Platform or any support material, (iii) not list or otherwise display or copy the object code of the Platform, (iv) not copy such Platform, develop any derivative works thereof or include any portion thereof in any other software program, and (v) prior to disposing of any media or apparatus, destroy completely any Proprietary Information contained therein.

8.       REPRESENTATIONS AND WARRANTIES.

The Parties hereby represent and warrant to each other that:

8.1 all Services and their respective duties and obligations shall be performed in accordance with the terms and conditions set forth in this Agreement, including any exhibits and each SOW;

8.2 all Services and Products do not and shall not violate any applicable law, rule or regulation; any contracts with third parties; or any third-party rights in any patent, trademark, copyright, trade secret or similar right;

8.3 such Party is the lawful owner or licensee of any software programs or other materials used by such Party in the performance of the duties called for in this Agreement and has all rights necessary to convey to the other party the unencumbered ownership of Deliverables to which they are entitled hereunder.;

8.4 all Services and their respective duties and obligations shall be performed consistently with generally accepted industry standards. This warranty shall be valid for thirty (30) days from performance of the applicable Services. For any breach within this warranty period, GI shall, as its exclusive liability and sole remedy, reperform the portion of the Services or demonstrate that completion of such reperformed work shall occur as promptly as possible thereafter or refund the fees paid to GI applicable to the affected portion of such Services. Any such refunded amounts will be deducted from the amount of the guaranteed payment specified pursuant to Section 6 and the allocation set forth in the SOW.

8.5 all software, Firmware, hardware, products and/or other items provided by either Party will, when used in accordance with their intended purpose, accurately process correctly inputted date/time data (including, but not limited to calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries and the years 1999 and 2000, including leap year calculations provided that all hardware and software accurately process date data information with such products and/or Deliverables. In the event of any breach of this warranty, the defaulting Party shall, at its sole cost and expense, repair or replace the item(s) to meet the warranted performance as identified herein as its exclusive liability and sole remedy. THE PARTIES MAKE NO OTHER REPRESENTATIONS OR WARRANTIES REGARDING YEAR 2000 OPERABILITY.

8.6 EXCEPT AS EXPRESSLY SET FORTH ABOVE, NEITHER PARTY MAKES ANY WARRANTIES TO THE OTHER PARTY WITH RESPECT TO THE PRODUCTS OR ANY SERVICES AND DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE.

9.       TERM AND TERMINATION.

9.1 Unless terminated earlier as provided herein, this Agreement shall have a term extending from the Effective Date and continuing for a period of one (1) year thereafter (the "Term").

9.2 This Agreement may be terminated prior to the expiration of its Term by either Party in the event of:

         (i) a material breach of any provision of this Agreement where the breaching Party fails to cure such breach within thirty (30) days following receipt of notice of such breach from the non-breaching Party (except with respect to the failure by either Party to pay any undisputed amounts due to the other, where the event of default must be remedied within ten (10)
                  days); or

         (ii) either Party making an assignment for the benefit of creditors, or if a receiver, trustee in bankruptcy or similar officer shall be appointed to take charge of any and all of the other parties property, or if the other Party files a petition for reorganization of its indebtedness or other similar activities.

9.3 Neither Party shall incur any liability by reason of the termination of this Agreement in accordance with the foregoing provisions. Notwithstanding any other provision of this Agreement, nothing, including but not limited to termination, shall in any way affect DDD's obligation to make the guaranteed payments to GI and, in the event of any dispute relating to the payment of money for the Services, DDD shall deposit any amount then due into an interest bearing account with a bank that is mutually satisfactory to the Parties, and such amount (or portion thereof), together with interest accrued thereon, shall be released to the Parties upon resolution of such disputes pursuant to Section 15.

10.      RIGHTS FOLLOWING TERMINATION.

Upon termination of this Agreement for any reason, except (i) for the obligations to pay any amounts due pursuant to the terms hereunder, and (ii) the obligations and rights of the Parties set forth in Sections 9.3, and Articles 6, 7, 8, 11, 12, 13, 14, 15, and 16 shall survive any expiration or termination of this Agreement.

11.      PROPRIETARY INFORMATION.

11.1 Each Party acknowledges that, in the course of performing its duties and exercising its rights under this Agreement, it may obtain information from the other Party which is of a confidential and proprietary nature ("Proprietary Information"). Such Proprietary Information may include, without limitation, computer object or source codes, trade secrets, know-how, inventions, techniques, processes, programs, algorithms, schematics and related or similar data (collectively "Technical Information") and customer lists, financial information and sales and marketing plans (collectively, "Business Information"). Each Party and its respective employees and permissible contractors and agents who have been approved pursuant to Section 11.2 below shall, at all times, both during the Term and after its termination for a period thereafter not to exceed (A) three (3) years, with respect to Proprietary Information comprised of Business Information, and (B) twenty (20) years, with respect to Proprietary Information comprised of Technical Information, keep in trust and confidence all such Proprietary Information of the other Party, and shall not use such Proprietary Information other than in the course of exercising its rights and performing its duties as expressly permitted or provided in and for the term of this Agreement; nor shall either Party or its respective employees or agents disclose any Proprietary Information of the other Party to any person without the other Party's prior written consent. Proprietary Information shall not include information that: (a) is or becomes part of the public domain through no fault or breach on the part of the receiving Party or any of its subsidiaries, affiliates or persons to whom Proprietary Information is disclosed; (b) was known to the receiving Party or any of its subsidiaries, affiliates or persons to whom Proprietary Information is disclosed free of any obligation of confidentiality at the time of discloser's communication thereof to recipient and such knowledge can be proven by appropriate evidence; (c) is subsequently rightfully obtained by the receiving Party or any of its subsidiaries or affiliates from a third party without an obligation to keep such information confidential; (d) is independently developed by employees of the receiving Party or any of its subsidiaries or affiliates without the use of or access to any Proprietary Information or any breach of this Agreement; or (e) is required to be disclosed by governmental or judicial action, provided that the receiving Party has first given the disclosing Party reasonable notice of such requirement and provides reasonable cooperation with the disclosing Party in seeking confidential treatment for any such disclosure.

11.2 Each Party shall bind in writing its (i) employees, (ii) any permissible contractors and/or agents, and (iii) any other permissible third party, who have been approved in writing in advance by the other Party, who have access to the other Party's Proprietary Information to hold such information in confidence and not to disclose any thereof except as expressly allowed herein.

11.3 In the event that either Party becomes aware of any breach in the confidentiality of the other Party's Proprietary Information, such Party shall have the obligation to promptly inform the other Party of the actual or suspected breach of confidentiality.

11.4 Except for a single archival copy of Proprietary Information to be maintained by the legal department, upon termination of this Agreement for any reason whatsoever, each Party will deliver to the other Party all materials embodying the other Party's Proprietary Information, including but not limited to any documentation, records, listings, notes, data, sketches, drawings, memoranda, models, accounts, reference materials, sample and machine-readable media that in any way relate to the Proprietary Information. Further, excet as noted above, neither Party will retain any copies of any of the above materials. If any Proprietary Information is stored on one or more computers, then each Party shall make a copy of all of such Proprietary Information in either print or electronic format, as determined by other Party in its sole discretion, and deliver such copy to the other Party. Each Party shall delete all of the other party's Proprietary Information stored on all computers.

12.      INDEMNIFICATION.

12.1 GENERAL INDEMNIFICATION. Except as provided below, each Party shall defend, indemnify, and hold the other Party, its subsidiaries and affiliates, and each of their respective employees, officers, directors, attorneys, agents, and representatives, harmless from and against any and all claims, liabilities, expenses, losses, demands, damages, fines, penalties, and causes of action of every kind and character from any cause whatsoever, made, incurred, sustained, or initiated by any third party (including any employee, contractor or representative of a Party or any of their respective family members), arising out of, incident to, or in connection with the negligence or willful misconduct of such Party.

12.2 GI INTELLECTUAL PROPERTY INFRINGEMENT INDEMNITY. Subject to any exceptions set forth in this Indemnification Section, GI shall defend, indemnify, and hold DDD, its subsidiaries and affiliates, and each of their respective employees, officers, directors, attorneys, agents, and representatives, harmless from and against any damages, liabilities, costs and expenses (including reasonable attorneys' fees) arising out of any claims by third parties that: (1) the Platform or Services provided by GI to DDD, or (2) any other software or hardware that DDD is required by GI to use under this Agreement, (i) infringes a copyright or patent, or (ii) constitutes a misappropriation of a third party's trade secret or proprietary information. Notwithstanding anything to the contrary elsewhere in this Article 12, GI will have no obligation under this Article 12 with respect to any damages, liabilities, costs and expenses arising from or in connection with any such claim to the extent caused by:

         (a)      modifications of the Deliverables by DDD or its agents;

         (b) DDD's subsequent combination of any the Deliverables with, or operation or use thereof in combination with, items not furnished or specified by GI (other than the combination thereof with other items required to enable such item to be used by DDD for its intended purposes);

         (c)      GI's compliance with specifications of DDD; or

         (d) a breach of the terms of this Agreement by DDD that is material to the claims alleged or the damages, liabilities, costs and expenses incurred by GI.

12.3 DDD INTELLECTUAL PROPERTY INFRINGEMENT INDEMNITY. Subject to any exceptions set forth in this Indemnification Section, DDD shall defend, indemnify, and hold harmless GI, its subsidiaries and affiliates, and each of their respective employees, officers, directors, attorneys, agents, and representatives, from and against any damages, liabilities, costs and expenses (including reasonable attorney's fees) arising out of any claims by third parties that: (1) Products provided by DDD to GI, where DDD is acting as a software developer who develops on the Terminal and is offering application or application language software either on a standalone basis or as integrated or bundled into an operating system, (2) any other software or hardware (excluding the Platform and other GI products) that GI is required by DDD to use under this Agreement, or (3) the specifications and requirements of DDD, (a) infringes a copyright or patent or (b) constitutes a misappropriation of a third party's trade secret or proprietary information. Notwithstanding anything to the contrary elsewhere in this Article 12, DDD will have no obligation under this Section with respect to any damages, liabilities, costs and expenses arising from or in connection with any such claim to the extent caused by:

         (a) modifications made by GI or its agents to an item provided by or for DDD;

         (b) the combination thereof by GI or its agents with, or the operation or use thereof in combination with, items not furnished or specified by DDD (other than the combination thereof with other items required to enable such item to be used by GI for its intended purposes); or

         (c) a breach of the terms of this Agreement by GI material to the claims or the damages, liabilities, costs and expenses incurred by DDD.

12.4 RIGHTS OF INDEMNITOR. If the Deliverable(s) or any software, hardware or other materials becomes the subject of a claim under this Section, or in the indemnitor's reasonable opinion is likely to become the subject of such a claim, then the indemnitor may, at its option: (i) replace or modify the Deliverable(s), software, hardware or other materials to make it non-infringing or may cure any claims of misuse of another's trade secret; or (ii) procure for the indemnitee the right to continue using the Deliverable(s), software or hardware or other materials pursuant to this Agreement.

12.5 INDEMNIFICATION PROCEDURES. The indemnification obligations set forth in this Article 12 will not apply unless the Party claiming indemnification:


         (a) Notifies the indemnitor in writing within thirty (30) days of the claim of any matters in respect of which the indemnity may apply and of which the notifying Party has actual knowledge, in order to allow the indemnitor the opportunity to investigate and defend the matter; provided, that the failure to so notify will only relieve the indemnitor of its obligations under this Section if and to the extent that the indemnitor is prejudiced thereby; and

         (b) Gives the indemnitor reasonable opportunity to control the response thereto and the defense thereof, including any agreement relating to the settlement thereof; PROVIDED that, the indemnitee will have the right to participate in any legal proceeding to contest and defend a claim for indemnification involving a third party and to be represented by legal counsel of its choosing, all at the indemnitee's cost and expense.

12.6 The indemnitor shall have sole control of the defense and all related settlement negotiations and the indemnitee agrees to provide all reasonable assistance, information and authority necessary for the indemnitor to perform its obligations under this Article. Reasonable out-of-pocket expenses incurred by the indemnitee in providing such assistance will be reimbursed by the indemnitor. The indemnitor will not be responsible for any settlement or compromise made without its consent.

12.7 This Article 12 sets forth each Party's sole and exclusive remedy with respect to third party infringement claims relating to the subject matter hereof.

13.      INSURANCE.

13.1 MINIMUM ACCEPTABLE LEVELS OF INSURANCE. Each Party shall, at all times during the Term, at its sole cost and expense, and thereafter for so long as is reasonable and customary in the industry, or for such shorter period as the other Party consents, in consideration of the particular circumstances, carry and maintain the insurance coverage listed below with insurers having a "Best's" rating of A+X or better or of comparable rating in Australia:


         (a) Workers' Compensation insurance as required under applicable state law including Employer's Liability $100,000 (per accident) $500,000 (disease - policy limit) $100,000 (disease
                  - per employee);

         (b) Commercial General Liability insurance covering claims for bodily injury, death, personal injury or property damage occurring or arising out of the performance of this Agreement, including coverage for independent contractor's protection (required if any work will be subcontracted), premises-operations, products/completed operations and contractual liability with respect to the liability assumed by each Party hereunder. The limits of insurance shall not be less than:

                  Each Occurrence                    $ 2,000,000
                  General Aggregate Limit            $ 5,000,000
                  Products- Completed Broad
                  Form Property Damage               $ 2,000,000

         (c) Should performance of this Agreement involve any use of automobiles, comprehensive automobile liability insurance covering the ownership, operation and maintenance of all owned, non-owned and hired motor vehicles with limits of not less than $1,000,000 Combined Single Limit (Bodily Injury/Property Damage) for bodily injury and property damage.

13.2 WAIVER OF SUBROGATION; EVIDENCE OF INSURANCE. Each Party agrees that it, its insurer(s) and anyone claiming by, through, under or on such Party's behalf shall have no right of action or subrogation against the other Party and the other Party's affiliates, directors, officers employees and customers based on any loss or liability insured against under the insurance required by this Agreement. The insurance limits required in this Section may be obtained through any combination of primary and excess or umbrella liability insurance. The insured Party shall forward to the other Party, at such Party's request, certificates of such insurance. The certificates shall provide that: (a) the other Party be named as an additional insured as its interests may appear with respect to this Agreement; (b) thirty (30) days' prior written notice of cancellation of, material change or exclusions in the policy to which certificates relate shall be given to the other Party; and (c) coverage is primary and not excess of, or contributory with, any other valid and collectible insurance purchased or maintained by the other Party. The fulfillment of such obligations, however, shall not otherwise relieve the insured Party of any liability assumed hereunder or in any way modify the insured Party's obligations to indemnify the other Party under this Agreement.

14.      LIMITATION OF LIABILITY.

EXCEPT FOR BODILY INJURY OF A PERSON, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY AMOUNT IN EXCESS OF THE AGGREGATE AMOUNT PAID HEREUNDER OR FOR ANY LOSS OF DATA, PROFITS, LOSS OF USE, OR FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR OTHER INDIRECT DAMAGES ARISING

OUT OF OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY SHALL HAVE A DUTY TO MITIGATE DAMAGES FOR WHICH THE OTHER PARTY IS RESPONSIBLE.

15.      DISPUTE RESOLUTION.

15.1 INTERNAL REVIEW. Any disputes, controversies or claims that arise between the Parties shall be resolved using the following procedures:

         (a) If the Parties are unable to resolve a dispute, controversy or claim, upon the provision of notice by either Party to the other Party, the matter will immediately be referred to a senior management representative of each Party.

         (b)      Such senior management representatives will meet within ten
                  (10) business days of their receipt of the notice for the purpose of resolving the dispute, controversy or claim and will discuss the relevant issues and will attempt to negotiate a mutually satisfactory resolution in good faith, without using formal proceedings.

         (c) During the course of negotiations, all reasonable requests made by one Party to another for non-privileged information, reasonably related to this Agreement, will be honored to advise a Party of the other's position.

         (d) No formal proceedings for the resolution of a dispute, controversy or claim may be commenced until either or both of the appointed senior management representatives conclude in good faith that amicable resolution through continued negotiation of the matter is not likely; PROVIDED, HOWEVER, that notwithstanding anything to the contrary, either Party may at any time seek injunction or other equitable relief from any court of competent jurisdiction.

         (e) In the event that the Parties cannot resolve a dispute pursuant to this Section 15.1, either Party shall be free to pursue all available remedies.

15.2 CONTINUATION OF OBLIGATIONS. Except where clearly prevented by the nature of the dispute, both Parties agree to continue performing their respective obligations under this Agreement while the dispute is being actively discussed unless and until such obligations are terminated or expire in accordance with the provisions of this Agreement.

16.      GENERAL.

16.1 NOTICES. Wherever one Party is required or permitted to give written notice to the other under this Agreement, such notice will be given by hand, by certified U.S. mail, return receipt requested, by overnight courier, or by fax and addressed as follows:

         If to GI:                                            WITH A COPY TO:

         General Instrument Corporation              General Instrument Corporation
         101 Tournament Drive                        101 Tournament Drive
         Horsham, PA  19044                          Horsham, PA 19044
         Attn: EXECUTIVE VP, BUSINESS DEVELOPMENT    Attn: SENIOR VP AND GENERAL COUNSEL
         Phone: (215) 323-1112                       Phone: (215) 323-1203

         Fax: (215) 323-1111                         Fax: (215) 323-1293

         If to DDD:                                  WITH A COPY TO:

         Dynamic Digital Depth Research Pty. Ltd.    Dynamic Digital Depth Inc.
         8 Brodie Hall Drive                         MGM Plaza
         Bentley 6102                                2450 Broadway, Suite 550
         Western Australia                           Santa Monica, CA 90404
         Attn: Managing Director                     Attn: Managing Director
         Phone: (011) 618-9355-6888                  Phone: (310) 829-5211
         Fax:   (011) 618-9355-6988                  Fax:   (310) 829-5141

All such notices shall be effective upon receipt. Either Party may designate a different notice address from time to time upon giving ten (10) days' prior written notice thereof to the other Party.

16.2     RELATIONSHIP OF THE PARTIES.

         (a) GI is and shall at all times during the Term remain, an independent contractor. This Agreement will not be construed as creating any partnership, agency relationship or other form of legal association that would impose liability upon one Party for the other Party's actions or failure to act. Neither Party has any authority, express or implied, to assume or create any obligations, responsibility, or liability on behalf of, or to bind the other Party in any manner whatsoever.

         (b) Each Party shall be responsible for the management, direction and control of its employees and other agents and such employees and other agents will not be employees of the other Party.

         (c) Except where and to the extent this Agreement expressly provides that GI will perform certain identified services as agent for DDD, the Services shall be performed under the control, management and supervision of GI.

16.3 ASSIGNMENT. Neither Party may, or will have the power to, assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party. Notwithstanding any provision to the contrary, either Party will be permitted to assign all (and only all) of its rights and obligations under this Agreement to any of the following entities:

         (a) another entity that acquires all or substantially all of its assets;

         (b) an affiliate; which for purposes of this reference shall mean any entity that controls, is controlled by or is under common control with a Party, with control being defined as more than fifty percent (50%) equity ownership of the controlled Party; or

         (c) a successor in a merger, acquisition or divestiture of all or a portion of such Party.

Such assignment shall not relieve the assigning Party of its obligations under this Agreement. This Agreement will be binding on the Parties and their respective successors and permitted assigns. Except as expressly permitted in this Agreement any other purported assignment of the rights or obligations of a Party hereunder shall be null, void and of no force or effect.

16.4 COUNTERPARTS. This Agreement may be executed in one or more parts, all of which when taken together will constitute one single agreement between the Parties.

16.5 HEADINGS. The Section headings used in this Agreement are included for ease of reference and convenience and shall not be considered in interpreting or construing this Agreement.

16.6 COMPLIANCE WITH LAWS. Both Parties' performance under this Agreement, as well as all Services and Deliverable(s) provided hereunder by GI, shall comply with all applicable U.S. federal, state and local laws and ordinances, and all orders, rules, regulations and requirements thereunder. Each Party agrees that it will not export or re-export, directly or indirectly, any of the other Party's Proprietary Information or any products or materials of the other Party's to any country for which the United States of America, at the time of export or re-export, requires an export license or other governmental approval, without first obtaining such license or approval.

16.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT REGARD TO ITS CHOICE OF LAW PROVISIONS. FOR THE AVOIDANCE OF DOUBT, THE UNITED NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALES OF GOODS SHALL NOT APPLY TO THE SUPPLY OF PRODUCTS OR OTHER TRANSACTIONS CONTEMPLATED UNDER THIS AGREEMENT.


16.8 WAIVER. The waiver by either Party of a breach or a default of any provision of this Agreement by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of either Party to exercise or avail itself of any right, power or privilege that it has, or may have hereunder, operate as a waiver of any right, power or privilege by such Party.

16.9 CONSTRUCTION. The negotiating and drafting of this Agreement has been participated in by each Party and not by either Party to the exclusion of the other and, for all purposes, this Agreement shall be deemed to have been drafted jointly by the Parties. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

16.10 SEVERABILITY. Any provisions hereof which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdictions, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

16.11 EXCUSED PERFORMANCE. A Party shall be excused from performing an obligation under this Agreement and shall not be considered in default to the extent such Party's performance has been prevented, in whole or in part, by (i) an act of Force Majeure (defined, below), or (ii) the non-performance of any other Party to this Agreement; PROVIDED, HOWEVER, that a Party shall not be so excused from the performance of its obligations under this Agreement to the extent that the other Party's non-performance is attributable to the Party seeking to be excused from the performance of its obligations under this Agreement failing to perform its obligations under this Agreement. "Force Majeure" shall mean, without limitation, (a) any act of God, war, riot, fire, rupture, explosion, flood, strike, injunction, governmental action, inaction, or order, transportation failures, unavailability of materials, supplies or energy, or unscheduled outage or shut-down, (b) any lockout or other labor disturbance, even if such lockout or disturbance is within the power of a Party to settle, or
(c) any other cause, whether similar or dissimilar to the foregoing, which is beyond the reasonable control of a Party (or any affiliate of such Party) claiming Force Majeure interference with the performance of such Party under this Agreement.

16.12 SUSPENSION OF PERFORMANCE. If either Party is prevented by Force Majeure from performing any of its obligations under this Agreement, other than making payments due and payable hereunder, it is agreed that upon such Party's providing written notice and full particulars of such Force Majeure to the other Party as soon as practicable after commencement of the occurrence of the cause relied on, the obligations of the Party giving such notice, so far as they are affected by such Force Majeure, shall be suspended but only during the continuation of such inability, and the affected Party shall undertake to remedy such cause or inability as soon as practicable.

16.13 FORCE MAJEURE NOTIFICATION. The notice referred to in the preceding Section shall be given by the Party claiming Force Majeure hereunder and shall describe the nature of the Force Majeure event, the extent of the impact on the ability of such Party to perform its obligations hereunder and the expected timetable for remedying the Force Majeure. If it appears that the Force Majeure cannot be remedied, the notice shall so state. Should any Force Majeure event occur, the Parties agree to cooperate to determine how such event can best be remedied to avoid, or minimize the duration of, any suspension hereof including, but not limited to, good faith negotiations to modify this Agreement to allow for the continuation of the affected performance. When the event of Force Majeure has ceased or been remedied, the Party whose performance has been affected shall provide written notice to the other Party stating that the Force Majeure event has ceased or been remedied.

16.14 NON-SOLICITATION. During the Term and for a period of one (1) year following termination of this Agreement, neither Party shall solicit for employment, or advise any other person to solicit for employment, any employee of the other Party; for the avoidance of doubt "solicit" shall not include non-specific solicitations (e.g. advertisements in trade journals, or independent and non-directed solicitations by third party employment recruiters, etc.).

16.15 ENTIRE AGREEMENT. This Agreement and all Exhibits and attachments hereto constitute the final written expression of all terms of the Agreement relating to the transactions described herein. This Agreement supersedes all previous communications, representations, agreements, promises or statements, either oral or written, with respect to such transactions. No addition to or modification of any provision of this Agreement will be binding unless made in writing and signed by both Parties.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

GENERAL INSTRUMENT CORPORATION             DYNAMIC DIGITAL DEPTH
                                           RESEARCH PTY. LTD.

By:                                        By:
   -----------------------------              ------------------------------

Name:                                      Name:
     ---------------------------                ----------------------------

Title:                                     Title:
      --------------------------                 ---------------------------

Date:                                      Date:
     ---------------------------                 ---------------------------







                     SIGNATURE PAGE TO DEVELOPMENT AGREEMENT